SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 26, 2004

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 288-2382

(Registrant’s Telephone Number, Including Area Code)

Item 5.    Other Items

On February 26, 2004, BUCA, Inc. issued a press release announcing that it has completed the sale in a private placement of 3.3 million shares of newly issued common stock to institutional investors. A copy of the press release is attached as an exhibit to this report and is incorporated herein by reference.

The company intends to use the net proceeds from this private placement for partial repayment of the term loan under the company’s existing credit agreement. As a result of this partial repayment, the company expects to incur an early debt extinguishment charge of approximately $500,000 in the first quarter of 2004. The company’s previous net loss per share guidance of two to five cents per share for the first quarter of 2004 did not contemplate this early debt extinguishment charge.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected net loss per share for the first quarter of fiscal 2004. Net loss per share for the first quarter of fiscal 2004 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, results of new menu changes and weather conditions. Net loss per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

Item 7.    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 4.1	Securities Purchase Agreement, dated as of February 24, 2004, by and among the Registrant and the Investors named therein.

The Registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted exhibit or schedule contained in the Securities Purchase Agreement.

Exhibit 99.1	Press Release dated February 26, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2004	BUCA, INC. (Registrant)

	By:	/s/ GREG A. GADEL

Greg A. Gadel Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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